                                                                     EXHIBIT 4.5

                        COMISION FEDERAL DE ELECTRICIDAD

                                                      CONTRACT NUM. PIF-005/2003
                                                         AGREEMENT NO. 2 (TWO)

AMENDING AGREMENT NUMBER 2 (TWO) TO THE FINANCED PUBLIC WORK MIXED CONTRACT PIF-005/2003 ENTERED INTO BY AND BETWEEN COMISION FEDERAL DE ELECTRICIDAD, REPRESENTED HEREIN BY EUGENIO LARIS ANALIS, ENGINEER, ACTING AS DIRECTOR - FINANCED INVESTMENT PROJECTS, ON ONE HAND, AND THE CORPORATION CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V., REPRESENTED HEREIN BY LUIS HORCASITAS MANJARREZ, ENGINEER, ACTING AS THE ATTTORNEY-IN-FACT THEREOF, ON THE OTHER, HEREINAFTER DENOMINATED "THE COMISION" AND "THE CONTRACTOR", RESPECTIVELY, IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES:

                               S T A T E M E N T S

I.-   THE PARTIES state that:

I.1 On March 26, 2003, they celebrated the Financed Public Work Mix Contract recorded under No. PIF-005/2003, legal instrument that shall be referred hereinafter as the "Contract", awarded to THE CONTRACTOR by means of the International Public Bid procedure stipulated in Articles 27, Item I, 28 and 30 item II, 32, 33 and 45 of the Public Works and Related Services Law and which object consists in: the execution of Civil, Electromechanical and Associated Works, procurement, engineering, manufacture, transportation, assembly, tests and commissioning of two equipped turbo-generator Units, with a 375 MW nominal power rating each, for the specified design drop and volume of flow detailed in Section 8 of the Bidding Conditions, Works which as a whole are called El Cajon Hydroelectric Project, which main structures are located in the municipalities of Yesca and Santa Maria del Oro, State of Nayarit, United Mexican States."

      The works consisting in the Lump-Sum Price Activities are described in detail in the Section 4, exhibits OE-3, OE-4, and OE-5 of the Bidding Conditions and shall be carried out on a lump-sum price mode basis, while the part of the Works corresponding to the Unit Price Activities are described in detail in the Section 4, exhibit OE-5A of the Bidding Conditions and shall be executed on a unit price basis.

I.2   The Contract Price that THE COMISSION agreed to pay to THE CONTRACTOR,

Translator's Note: At the foot and left margin of this and every sheet constituting the present instrument several illegible signatures are subscribed.

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                           AGREEMENT NO. 2 (TWO)

      under Clause 9.1 was arranged as total payment for the performance of the Works corresponding to the Lump-Sum Price Activities amounting to US$ 682' 517, 584.80 (Six hundred eighty two million five hundred seventeen thousand five hundred and eighty four dollars 80/100 US Cy) and that corresponding to the Unit Price Activities, that THE COMISION shall pay to THE CONTRACTOR amounts to US$ 65' 773, 072.59 (Sixty five million seven hundred seventy three thousand and seventy two dollars 59/100 US Cy), plus the respective value added tax.

I.3 The starting and development of Works according to the Works Execution Schedule was duly agreed in Clause 13.1 of the Contract, according to which THE CONTRACTOR was obliged to initiate the works on March 26, 2003 and to complete them by August 31, 2007, being the term for the execution of Works 1 620 Days.

I.4 That on July 4, 2003 the Parties celebrated the Amending Agreement No. 1 to the Contract (hereinafter the Amending Agreement No. 1) in accordance with the provisions of articles 59 of the Public Works and Related Services Law and 69 and 79 of its Regulations, in order to (i) increase the amount of the Contract exclusively on a Unit Price Activities basis referred to in clause 9.1 and exclusively derived from diverse additional and extraordinary works which were not originally stipulated in the scope of the Project or in the original Execution Schedule (hereinafter the "Additional Works"); to agree on the Additional Works Execution Schedule;
      iii) to commit to analyze and conciliate a new Execution Schedule and the defacing of Critical Events Dates, due to the reasons stipulated therein.

      According to the stipulated in the Clause Third of the Amending Agreement No. 1, THE COMISIONN and THE CONTRACTOR agreed to increase the original amount of the Unit Price Activities of the Contract by an amount of US$ 5'801, 271.26 (Five million eight hundred one thousand two hundred and seventy one dollars 26/100 US Cy), plus Value Added Tax, which represented an 8.82% increase (eight point eighty two percent) compared to the one originally contracted, remaining thus a total accumulated to the amount of the Contract based on Unit Prices of US$ 71' 574, 343.85 (Seventy one million five hundred and seventy four thousand three hundred and forty three dollars 85/100 US Cy), plus the respective Value Added Tax according to the Additional Works budget.

I.5 The Contract and the present Agreement are ruled by the Public Works and Related Services Law, its Regulations and other federal laws that may be applicable in accordance with Clause 31.1 of the Contract.

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                         AGREEMENT NO. 2 (TWO)

I.6 In agreement with the provisions of articles 52 and 59 of the Public Works and Related Services Law and 69 and 79 of its Regulations, it is herein stipulated that the Entities may, within its authorized Investment Schedule they are in charge of and due to grounded and explicit reasons, amend the mixed public works contracts in the part corresponding to unit prices by means of agreements, provided that these, considered either jointly or severally, neither go beyond the twenty five percent of the amount or term agreed under the Contract nor imply material variations to the original project or perform them in order to evade, in any way, the compliance with the Law or the Treaties.

II.-  THE COMISION states that:

      It determined the need to amend the Contract, therefore, the celebration of this amending agreement is required (hereinafter the "Agreement") in view of the following:

II.1 At the beginning of El Cajon Hydroelectric Project and since THE COMISION did not have all the areas available at the Site to be make them available to THE CONTRACTOR as stipulated in the Bidding Conditions, THE COMISION ordered THE CONTRACTOR to carry out several Additional Works which were not contemplated in the Contract, as well as to decrease the work of the original scope of the Contract.

      In view of the previously stipulated, THE CONTRACTOR was forced to use economic, material and human additional resources which were considered neither in the scope of its Proposal nor in the original Execution Schedule.

II.2 It has determined the need to acknowledge THE CONTRACTOR affectations to the original Execution Schedule as a consequence of the delayed delivery and conditions other than those stipulated in the Bidding Conditions, the entrance and exit gates of diversion tunnels, the access road to Site, modification to the length of diversion tunnels and the reduction to the volume of the upstream water cofferdam, with all their consequences and costs, hereinafter the "Additional Costs".

II.3 By means of official documents No. HMM/7A/626 and DPIF/289/2003 dated June 11 and 18, 2003, respectively, it acknowledged a general delay of 28 Days in relation to the whole activities of the contractual construction schedule and particularly with regard to the starting of the entrance and exit gates of diversion tunnels (as defined in the item 8.2.2.1 of Section 8 of Bidding Conditions, Technical

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

      Information of the Project), acknowledging 45 Days additional to those previously stated.

      Based on the previously stipulated, the new Starting Date of the Contract, under the provisions of Clause 13.1 was stipulated in the Amending Agreement No. 1, in its Clause Sixth, as April 24, 2003, and consequently, the terms stated in Clause 26.1 item p) of the Contract shall be extended for the time that the original Starting Date of Contract was extended.

II.4 On the other hand, and being the purpose not to modify the Completion Date of Project foreseen for August 31, 2007 and the Completion Date for the construction of the upstream water cofferdam foreseen for July 1, 2004, which would cause the delaying of the commissioning of Units, THE PARTIES, by means of the Amending Agreement No. 1, in its Clause Sixth, agreed on the legalization of a second amending agreement in order to define the technical alternatives, the Additional Works which are necessary and their associated costs (hereinafter the "Additional Associated Costs").

II.5 The stipulated up to this point is grounded in the official documents of THE COMISION Nos. DPIF/289/2003 and BGD/HMM/7A/803, dated June 18 and July 28, 2003, respectively.

      In the mentioned official document BGD/HMM/7A/803 dated July 28, 2003, THE COMISION requested to THE CONTRACTOR to implement the necessary actions to recover the ease or play of the contractual Work schedule, according to the mechanisms set forth in this Contract by means of the actions described in the mentioned official document including, among others, the provision of additional resources for the works of both diversion tunnels, as well as works extraordinary and additional to those stipulated in the Contract (hereinafter the "Diversion Additional Works").

      For such purposes, THE COMISION has requested THE CONTRACTOR the budgets and related programs and schedules in order to generate the respective agreements, taking THE COMISION under the Contract, the responsibility for the times and Additional Associated Costs that may result from such activities, by implementing the mechanisms for their acknowledgement and payment under the Contract.

      In order to comply with the requirements of THE COMISION set forth in such official documents, the representatives of THE PARTIES have periodically met to

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

      analyze, conciliate and modify the times in the execution of the Diversion Works and Additional Works, prior to their legalization by means of the celebration of the present Agreement. For such purpose THE CONTRACTOR has elaborated options to modify the time of execution, recovery of plays and additional measures which have been submitted and discussed with THE COMISION in several work meetings, that allowed the determination of the respective affectations for the completion of Diversion Works and which are translated in the present document.

II.6 The present Agreement is celebrated in order to reach and fulfill the covenants set forth in the Clause First item (iii) and Sixth of the Amending Agreement No. 1 and stated in item 1.4 of the Statements and the
      EXHIBIT 1 of the present Agreement and at the request of THE COMISION to THE CONTRACTOR by means of the Official Document No. BGD/HMM/7A/803, dated July 28, 2003, to build a platform at a 235.50 msnm height, its access and gate fitting to prevent the possible construction of a prediversion tunnel at left margin of 8:00 meters of section, in case of contingency, quoting for such purposes the cost of its construction. The definite construction of this tunnel shall be decided on or before October 15, 2003, according to the Official Document No. HMM/7A/968, dated September 12, 2003. Likewise, THE COMISION has requested THE CONTRACTOR to foresee the construction of the right margin prediversion tunnel in case of contingency, budgeting for such purposes the cost of its design and construction, where the construction of the access road, ramp and gate fitting of such tunnel shall be initiated. The definite construction of such tunnel shall be decided at the latest next November 10, 2003.

II.7 It also justifies the celebration of the present Agreement as well as the reasons set forth in the precedent statements, the technical opinion integrating the present Agreement as EXHIBIT 1.

III.- THE CONTRACTOR states that:

III.1 It is acquainted with the scope of the Amendments subject matter of the present Agreement, that it has legal capacity and enough elements to comply with them.

III.2 For the elaboration of the Execution Schedule approved in Clause Second of the present Agreement, it has considered the geological information of the diversion tunnels provided by THE COMISION in the Bidding Conditions, based on which it shall apply all its experience, competences, abilities and resources to keep, according to the Official Document No. HMM/533 dated May 16, 2003, the Completion Date of Project foreseen for August 31, 2007 and the completion date

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

      of the upstream water cofferdam foreseen for July 01, 2004 (hereinafter the "Dates") and to prevent thus the delaying of the Units commissioning.

Due to the previously stated, THE PARTIES agree on the celebration of the present Agreement in accordance with the provisions of articles 59 of the Public Works and Related Services Law, 69 and 79 of its Regulations and other norms and legal provisions that may be applicable, for which purpose they grant the following:

                                  C L A U S E S

FIRST.- THE PARTIES agree that the object of the present Agreement consists of:

      (i) According to Clause Sixth of the Amending Agreement No. 1, to modify the Work Execution Schedule under the terms stipulated in the new Execution Schedule accompanying the present as EXHIBIT 5.

      (ii) To agree on the defacing of the Critical Events Dates 1.1, 1.2, 1.3 and 1.4 set forth in the Exhibit No. 3 of the Contract, derived from the amendments to the contractual conditions which have been in force up to date according to the Clause 13.1 of the Contract.

      (iii) To acknowledge and pay, as the case may be, and under the unit price mode, the Additional Costs related to the amendment to the original Execution Schedule, as a consequence of the delayed delivery and in conditions other than those set forth in the Bidding Conditions and in the Contract, of the gates of diversion tunnels and the access road to Site, due to causes not imputable to THE CONTRACTOR and to make and adjustment in the Lump-Sum Price Activities due to the modification to the length of diversion tunnels and the reduction of the upstream water cofferdam volume.

      (iv) Approval in case that THE COMISION decides their performance, the payment of the Additional Associated Costs are derived from the diversion tunnels of left or right margin prediversion.

      (v) To ratify in agreement with Clause Seventh of the Amending Agreement No. 1 that the Critical Event 1.4 of the Exhibit 3 of the Contract stopped being a Penalizing Critical Event.


SECOND.- The New Work Execution Schedule added to the EXHIBIT 5 of the present

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                         AGREEMENT NO. 2 (TWO)

Agreement includes the exhibits OE10, OE10A, OE11 and OE11A (Scheduled Activities Net and Critical Path, Certificate of Progress and Scheduled and Monthly Quantified Payments per activities to perform, Monthly Amount Schedule for the part at Lump-sum Price and Unit Price) and OT-7 (Project General Program) same that replace EXHIBITS OE10, OE10A, OE11, OE11A and OT-7 of the Contract.

Taking the Statement II.3 as basis, THE CONTRACTOR shall submit and conciliate with THE COMISSION within a 60 Day period from the execution of this Agreement, a schedule supplementary to the New Execution Schedule and critical path itemizing the indicated in clause 17.1 of the Contract.

If THE COMMISSION notifies THE CONTRACTOR at the latest on October 15, 2003 the execution of the left margin prediversion, according to the Official Document No. HMM/7A/968 dated September 12, 2003 and November 10, 2003 the Prediversion Additional Works shall be performed under EXHIBITS 3 AND 4 of the present Agreement, respectively, on a unit price basis.

THIRD.- In accordance with the provisions of Statement III.2 of the present Agreement, only in the assumption that the geological conditions substantially differ from those provided for the project and prevent the obtainment of the yielding of the new Execution Schedule and this implies that the fulfillment of the river upstream water cofferdam is not completed at the latest on July 10, 2004, both Parties, in agreement with the provided in Clause 26.5 of the Contract, shall analyze, conciliate and legalize a second new Execution Schedule, including the Exhibit 3 of the Contract, within a thirty (30) Day period from the date when the completion of the construction of the upstream water cofferdam should have taken place, for which purpose, the possible limitations of THE CONTRACTOR financing shall be taken into consideration as well as the fact that THE COMISION shall absorb, in the event that the provided in the present clause takes place, the financial costs of an extension to the Execution Schedule, taking into account the provided in such Clause 26.5 of the Contract and from the time that the 60 Day period stipulated therein expires and up to the extension period agreed to the Execution Schedule. Under this assumption, THE CONTRACTOR shall not be applied the sanctions provided in Clauses 13.6 and 26.1 of the Contract or in the Public Works and Related Services Law and its Regulations, during the extension period agreed upon between THE PARTIES.

FOURTH.- It is THE PARTIES will, according to the provided in clause sixth of the Amending Agreement No. 1, to modify the Exhibit 3 of the Contract "Critical Events Dates" according to the following terms:

            1.1 "Starting of excavation of diversion tunnels", which new compliance

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

                  date shall be June 24, 2003.

            1.2 "River diversion"; which new compliance date shall be January 25, 2004.

            1.3 "Starting of the construction of the access tunnel to the engine house", which new compliance date shall be November 01, 2003.

            1.4 "Completion of upstream water cofferdam", which new compliance date shall be July 10, 2004.

The dates of the rest of the Critical Events remain unmodified, keeping the same date set forth in the Exhibit 3 of the Contract.

THE PARTIES agree that the new Execution Schedule approved in the Clause Second of the present Agreement, does not provide the execution of left and right margin prediversion tunnels. Therefore, in the assumption that one or both prediversion tunnels are executed and that the diversion of the river actually takes place as a result of such prediversions, as stipulated in the Clause Second of the present Agreement, THE PARTIES shall analyze and modify, as applicable, the Execution Schedule of the Contract.

FIFTH.- The monthly progress of the concepts covered under this Agreement that may correspond to works to be executed, including the Associated Additional Costs set forth in the Clause First item (iv) of this Agreement, shall receive the acknowledgement and provide the same payment terms that those stipulated in the Contract for the Unit Price Activities, according to Clauses 9.2, 10.1 and
13.4. Upon the completion of each of the Diversion Additional Works as provided in the present Agreement, THE COMMISON shall acknowledge it independently, as set forth in the Exhibit 14 of the Contract and the First and Second Memorandum of Clarifications to the Contract, that is to say, as if it were an event of acknowledgement of progresses in the construction contained in the economic form OE-11B.

For all the Additional Costs incurred into by THE CONTRACTOR who shall include them in the Monthly Progress Report of the month immediately subsequent to that when such conciliation takes place.

SIXTH.- THE COMISION and THE CONTRACTOR agree on that the amount of the Additional Diversion Works agreed upon in the Clause First Item (iii) of this Agreement, in view of the increase or resources and extension of the crossing tunnel amount to US $ 1,810, 899.51 (One million eight hundred ten thousand eight hundred and ninety nine dollars 51/00 US Cy.) plus VAT, according to the budget detailed in the EXHIBIT 2 of the

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

present Agreement, representing an increase of 2.75% (two point seventy five percent) with respect to the original amount of the Contract price in the part related to unit prices, remaining thus the total amount of the Contract unit price of US$ 73, 385, 243.36 (Seventy three million three hundred and eighty five thousand two hundred and forty three dollars 36/100 US Cy) plus VAT, the additional resources with respect to labor, machinery and equipment necessary in the diversion tunnels included in the amount previously mentioned, shall be approved by THE COMISION prior to their implementation at Site.

In the assumption that THE COMISION decides the execution of the left margin diversion, the amount of this Additional Diversion Work agreed upon in the Clause First Item (iv) of this Agreement, the execution of this structure shall amount to US $ 2, 969, 437.75 (Two million nine hundred sixty nine thousand, four hundred and thirty seven dollars 75/100 Cy) plus VAT, according to the budget detailed in the EXHIBIT 3 of this Agreement, representing an increase of
4.51 % (four point fifty one percent) with respect to the original amount of the Contract price in the part related to unit prices, remaining thus the total amount of the Contract unit price of US$ 74, 543, 781.60 (Seventy four million five hundred and forty three thousand seven hundred and eighty one dollars 60/100 US Cy) plus VAT.

If THE COMISION decides not to execute the left margin diversion, it shall pay for the embedding of such tunnel referred to in the Statement II.6 of the present Agreement and the Official Document No. HMM/7A/968 dated September 12, 2003, the amount of US $ 338, 578.50 (Three hundred thirty eight thousand, five hundred and seventy eight dollars 50/100 Cy) plus VAT, according to the budget detailed in the EXHIBIT 3 of this Agreement, representing an increase of 0.51 % (zero point fifty one percent) with respect to the original amount of the Contract price in the part related to unit prices, remaining thus the total amount of the Contract unit price of US$ 71, 912, 922.35 (Seventy one million nine hundred twelve thousand nine hundred and twenty two dollars 35/100 US Cy) plus VAT.

In the assumption that THE COMISION decides to carry out the execution of the right margin diversion, the amount of this Additional Diversion Work agreed upon in the Clause First Item (iv) of this Agreement for the execution of this structure shall amount to US $ 3, 533, 182.44 (Three million five hundred thirty three thousand, one hundred and eighty two dollars 44/100 Cy) plus VAT, according to the budget detailed in the EXHIBIT 4 of this Agreement, representing an increase of 5.37 % (five point thirty seven percent) with respect to the original amount of the Contract Price in the part related to unit prices, remaining thus the total amount of the Contract unit price of US$ 75, 107, 526.29 (Seventy five million one hundred seven thousand five hundred and twenty six dollars 29/100 US Cy) plus VAT.

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

If THE COMISION decides not to execute the right margin diversion, it shall pay for the construction of the access road, the ramps and the gate fitting of such tunnel referred to in the Statement II.6 of the present Agreement, the amount of US $ 1, 662, 411.00 (One million six hundred sixty two thousand, four hundred and eleven dollars 00/100 Cy) plus VAT, according to the budget detailed in the
EXHIBIT 4 of this Agreement, representing an increase of 2.53 % (two point fifty three percent) with respect to the original amount of the Contract price in the part related to unit prices, remaining thus the total amount of the Contract unit price of US$ 73, 236, 754.85 (Seventy three million two hundred thirty six thousand seven hundred and fifty four dollars 85/100 US Cy) plus VAT.

SEVENTH.- THE PARTIES agree that the amount of the Performance Bond granted by THE CONTRACTOR for the equivalent to ten percent (10%) of the investment amount authorized for the first fiscal year is enough to secure the due, proper and full compliance by THE CONTRACTOR with all its obligations derived from the Contract and the present Agreement for the present fiscal year, since the Works Execution Schedule originally agreed upon has been affected as stipulated in the present Agreement and up to date for the execution of the diverse Additional Diversion Works has not been determined yet.

In the assumption that the left or right margin or both margins diversion work is executed according to the agreed in the Clause Second, paragraphs second and third of this Agreement, within the ten (10) Days after the date when the construction of the river upstream water cofferdam has been completed and that the Associated Additional Costs of the Additional Diversion Works have been conciliated and acknowledged.

EIGHTH.- The celebration of the present Agreement neither means waiving the rights acquired by THE CONTRACTOR, derived from the lack of the delivery of the Site under the terms stipulated in the Bidding Conditions and in the Contract nor any other situation previous to the execution of the present Agreement.

THE CONTRACTOR acknowledges that only the celebration and under the conditions stipulated in this Agreement for the Additional Associated Costs set forth in the exhibits 2, 3, and 4 of the present Agreement, the celebration thereof satisfies all its rights.

NINTH.-THE PARTIES agree that except as expressly stipulated in the terms of the present Agreement, each and all other Clauses integrating and constituting the Contract shall rule it with full force and legal scope.

                        COMISION FEDERAL DE ELECTRICIDAD

                                                       CONTRACT NO. PIF-005/2003
                                                          AGREEMENT NO. 2 (TWO)

IN WITNESS WHEREOF, THE PARTIES celebrate and grant the present Agreement by means of their signatories duly authorized in six counterparts, which shall be equally valid in Mexico City, Federal District, September 10 of the year two thousand and three.

BY THE COMISION                                     BY THE CONTRACTOR

ILLEGIBLE SIGNATURE                                 ILLEGIBLE SIGNATURE
EUGENIO LARIS ALANIS, ENG.                   LUIS HORCASITAS MANJARREZ, ENG.
DIRECTOR - FINANCED                                 ATTORNEY IN FACT
INVESTMENT PROJECTS

LIST OF EXHIBITS

Exhibit 1.- Technical Opinion.
Exhibit 2.- Increase of Resources and extension of crossing tunnel
Exhibit 3.- Left margin prediversion (List and Schedule).
Exhibit 4.- Right margin prediversion (List and Schedule).
Exhibit 5.- Work Execution Schedule